Exhibit 99.1
For Immediate Release
ORIGIN BANCORP, INC. REPORTS EARNINGS FOR SECOND QUARTER 2023
RUSTON, Louisiana (July 26, 2023) - Origin Bancorp, Inc. (NYSE: OBK) (“Origin” or the “Company”), the holding company for Origin Bank (the “Bank”), today announced net income of $21.8 million, or $0.70 diluted earnings per share for the quarter ended June 30, 2023, compared to net income of $24.3 million, or $0.79 diluted earnings per share, for the quarter ended March 31, 2023. Adjusted pre-tax, pre-provision ("adjusted PTPP")(1) earnings were $31.6 million, for the quarter ended June 30, 2023.
“As we enter the second half of the year, Origin is operating from a position of strength as we continue to execute on our long-term strategy,” said Drake Mills, chairman, president and CEO of Origin Bancorp, Inc. “While we are mindful of the challenges facing the entire industry, this company has proven that we can maximize the opportunities before us, and come out of economic cycles a stronger, more efficient company.”
(1) Adjusted PTPP earnings is a non-GAAP financial measure, please see the last few pages of this document for a reconciliation of this alternative financial measure to its comparable GAAP measure.
Financial Highlights
•Total loans held for investment ("LHFI"), excluding mortgage warehouse lines of credit, were $7.09 billion at June 30, 2023, reflecting an increase of $46.8 million, or 0.7%, compared to March 31, 2023.
•Total deposits were $8.49 billion at June 30, 2023, reflecting an increase of $315.7 million, or 3.9%, compared to March 31, 2023.
•Net interest income was $75.3 million for the quarter ended June 30, 2023, reflecting a decrease of $1.9 million, or 2.4%, compared to the linked quarter.
•Book value per common share was $32.33 at June 30, 2023, reflecting an increase of $0.08, or 0.2%, compared to the linked quarter. Tangible book value per common share(1) was $26.71 at June 30, 2023, reflecting an increase of $0.18, or 0.7%, compared to the linked quarter.
•At June 30, 2023, and March 31, 2023, Company level common equity Tier 1 capital to risk-weighted assets was 11.01%, and 11.08%, respectively, the Tier 1 leverage ratio was 9.65% and 9.79%, respectively, and the total capital ratio was 14.11% and 14.30%, respectively. Tangible common equity to tangible assets(1) was 8.25% at June 30, 2023, compared to 8.02% at March 31, 2023.
•LHFI, excluding mortgage warehouse lines of credit, to deposits were 83.5% at June 30, 2023, compared to 86.1% at March 31, 2023. Cash and liquid securities as a percentage of total assets was 11.1% at June 30, 2023, compared to 14.3% at March 31, 2023.
(1) Tangible book value per common share and tangible common equity to tangible assets are non-GAAP financial measures. Please see the last few pages of this document for a reconciliation of these alternative financial measures to their comparable GAAP measures.

Results of Operations for the Three Months Ended June 30, 2023
Net Interest Income and Net Interest Margin
Net interest income for the quarter ended June 30, 2023, was $75.3 million, a decrease of $1.9 million, or 2.4%, compared to the linked quarter, due primarily to a $14.0 million increase in total interest expense, partially offset by a $12.2 million increase in total interest income. Increases in interest rates drove an $8.9 million increase in total deposit interest expense, and higher average interest-bearing deposit balances drove another $3.1 million increase in total deposit interest expense, primarily due to higher average brokered and time deposit balances. An additional $1.9 million increase in total interest expense was due to higher average balances of FHLB advances and other borrowings during the current quarter compared to the linked quarter. Increases in average interest-earning asset balances drove a $6.1 million increase in total interest income, of which $4.3 million was due to higher average LHFI balances, while increases in interest rates on average interest-earning assets drove another $6.1 million increase in total interest income, of which $4.7 million was due to higher interest rates on LHFI.
The net purchase accounting accretion declined to $530,000, a decrease of $1.2 million, for the three months ended June 30, 2023, compared to the three months ended March 31, 2023. The table below presents the estimated loan and deposit accretion and subordinated indebtedness amortization resulting from merger purchase accounting adjustments for the periods shown.

	Loan Accretion Income	Deposit Accretion Income	Subordinated Indebtedness Amortization Expense	Total Impact to Net Interest Income
3Q2022	$1,187	$238	$(10)	$1,415
4Q2022	1,653	259	(15)	1,897
1Q2023	1,617	101	(15)	1,703
2Q2023	490	55	(15)	530
Total actual realized net purchase accounting accretion	$4,947	$653	$(55)	$5,545

Remaining 2023	$(84)	$53	$(32)	$(63)
Thereafter	223	23	(706)	(460)
Total remaining net purchase accounting accretion at June 30, 2023	$139	$76	$(738)	$(523)
The Federal Reserve Board sets various benchmark rates, including the Federal Funds rate, and thereby influences the general market rates of interest, including the loan and deposit rates offered by financial institutions. On March 17, 2022, the Federal Reserve began an aggressive campaign to combat inflation with its first target rate range increase to 0.25% to 0.50%. Subsequently, it increased the target range six more times during 2022 and three more times during 2023, with the most recent and current Federal Funds target rate range being set on May 3, 2023, at 5.00% to 5.25%. By June 30, 2023, the Federal Funds target rate range had increased 475 basis points from March 17, 2022, and in order to remain competitive as market interest rates increased, we increased interest rates paid on our deposits.
The average rate on interest-bearing deposits increased to 3.05% for the quarter ended June 30, 2023, compared to 2.49% for the quarter ended March 31, 2023. The average interest-bearing deposit balances increased $494.3 million to $6.12 billion for the quarter ended June 30, 2023, from $5.63 billion for the linked quarter, of which $317.7 million and $84.1 million, respectively, were driven by higher average brokered and non-brokered time deposit balances. The average noninterest-bearing deposit balances declined $252.2 million during the quarter ended June 30, 2023, as depositors sought out safety in the form of FDIC insurance-covered balances and higher yielding investments amid increasing interest rates in the marketplace.
The average rate on FHLB advances and other borrowings increased to 5.26% for the quarter ended June 30, 2023, compared to 5.21% for the linked quarter. Additionally, the yield on LHFI was 6.18% and 6.03% for the quarter ended June 30, 2023, and March 31, 2023, respectively, and average LHFI balances increased to $7.47 billion for the quarter ended June 30, 2023, compared to $7.15 billion for the linked quarter. The yield on LHFI, excluding the purchase accounting accretion, was 6.16% for the quarter ended June 30, 2023, compared to 5.94% for the linked quarter.

During March 2023, the Company made a strategic decision to borrow and hold approximately $700.0 million of excess cash for contingency liquidity for the majority of the quarter ended June 30, 2023. As of June 30, 2023, the Company repaid the excess contingency liquidity. The excess liquidity was held at a weighted-average rate of 5.17% and added $368.7 million in average interest-bearing assets for the quarter ended June 30, 2023, which negatively impacted the fully tax-equivalent net interest margin (“NIM”) by 12 basis points.
The fully tax-equivalent NIM was impacted by margin compression as rates on interest-bearing liabilities rose faster than yields on interest-earning assets during the last three quarters. The fully tax-equivalent NIM was 3.16% for the quarter ended June 30, 2023, a 28 and a 7 basis point decrease compared to the linked quarter and the prior year same quarter, respectively. The yield earned on interest-earning assets for the quarter ended June 30, 2023, was 5.50%, an increase of 19 and 197 basis points compared to the linked quarter and the prior year same quarter, respectively. The average rate paid on total deposits for the quarter ended June 30, 2023, was 2.26%, representing a 51 and a 207 basis point increase compared to the linked quarter and the prior year same quarter, respectively. The average rate paid on FHLB and other borrowings also increased to 5.26%, reflecting a 5 and a 392 basis point increase compared to the linked quarter and prior year same quarter, respectively. The net increase in accretion income due to the BT Holdings, Inc. (“BTH”) merger increased the fully tax-equivalent NIM by approximately two and eight basis points for the current quarter and the linked quarter, respectively.
Credit Quality
The table below includes key credit quality information:

	At and For the Three Months Ended			$ Change	% Change
(Dollars in thousands, unaudited)	June 30, 2023	March 31, 2023	June 30, 2022	Linked Quarter	Linked Quarter
Past due LHFI	$19,836	$11,498	$7,186	$8,338	72.5%
Allowance for Loan Credit Losses (“ALCL”)	94,353	92,008	63,123	2,345	2.5
Classified loans	84,298	86,170	52,115	(1,872)	(2.2)
Total nonperforming LHFI	33,609	17,078	14,085	16,531	96.8
Provision for credit losses	4,306	6,197	3,452	(1,891)	(30.5)
Net charge-offs	1,919	1,311	1,553	608	46.4
Credit quality ratios(1):
ALCL to nonperforming LHFI	280.74%	538.75%	448.16%	N/A	-25801 bp
ALCL to total LHFI	1.24	1.25	1.14	N/A	-1 bp
ALCL to total LHFI, adjusted(2)	1.32	1.30	1.25	N/A	2 bp
Nonperforming LHFI to LHFI	0.44	0.23	0.25	N/A	21 bp
Net charge-offs to total average LHFI (annualized)	0.10	0.07	0.12	N/A	3 bp
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(1)Please see the Loan Data schedule at the back of this document for additional information.
(2)The ALCL to total LHFI, adjusted, is calculated at June 30, 2023, and March 31, 2023, by excluding the ALCL for warehouse loans from the total LHFI ALCL in the numerator and excluding the warehouse loans from the LHFI in the denominator. At June 30, 2022, it is calculated by excluding the ALCL for warehouse loans from the total LHFI ALCL in the numerator and excluding the PPP and warehouse loans from the LHFI in the denominator. Due to their low-risk profile, mortgage warehouse loans require a disproportionately low allocation of the ALCL, and PPP loans are fully guaranteed by the SBA.
The Company recorded a credit loss provision of $4.3 million during the quarter ended June 30, 2023, compared to $6.2 million recorded during the linked quarter. The decrease is primarily due to lower loan growth, exclusive of mortgage warehouse lines of credit, during the quarter ended June 30, 2023, compared to March 31, 2023.
The ALCL to nonperforming LHFI decreased to 280.7% at June 30, 2023, compared to 538.8% at March 31, 2023, driven by an increase of $16.5 million in the Company’s nonperforming LHFI, offset by an increase of $2.3 million in the ALCL for the quarter. The $16.5 million increase in nonperforming LHFI at June 30, 2023, included $7.1 million from the reclassification of mortgage loans from the held for sale portfolio to the held for investment portfolio. While nonperforming LHFI to LHFI increased over the past quarter, the current level of 0.44% compares to levels of 0.41% and 0.48%, as of March 31, 2022, and December 31, 2021, respectively.

Past due LHFI increased $8.3 million to $19.8 million from $11.5 million for the linked quarter, primarily due to increases in past due commercial and industrial loans. On a percentage basis, past due LHFI to LHFI of 0.26%, compares favorably to levels of 0.42% and 0.49%, as of March 31, 2022, and December 31, 2021, respectively. Classified loans decreased $1.9 million at June 30, 2023, compared to the linked quarter, and represented 1.11% of LHFI at June 30, 2023, compared to 1.17% at March 31, 2023.
Noninterest Income
Noninterest income for the quarter ended June 30, 2023, was $15.6 million, a decrease of $748,000, or 4.6%, from the linked quarter. The decrease from the linked quarter was primarily driven by decreases of $826,000 and $379,000 on insurance commission and fee income and mortgage banking revenue, respectively. These decreases were partially offset by a $484,000 increase in other noninterest income.
The decrease in insurance commission and fee income was primarily driven by seasonality, as there is typically higher annual contingency fee income in the first quarter of each year.
The decrease in mortgage banking revenue was primarily due to decreased mortgage production during the current quarter, compared to the linked quarter.
The increase in other noninterest income was due to a $471,000 gain realized from repurchasing, at a discount, $5.0 million in the Company’s subordinated promissory notes from the FDIC through its failed bank operation process.
Noninterest Expense
Noninterest expense for the quarter ended June 30, 2023, was $58.9 million, an increase of $2.1 million, or 3.7%, compared to the linked quarter. The increase from the linked quarter was primarily due to increases of $802,000, $781,000 and $413,000 in salaries and employee benefit, regulatory assessments and office and operations expenses, respectively.
The increase in salaries and employee benefit expense was primarily driven by nine new positions added to the Company’s mortgage group, including the Litton mortgage team.
The increase in regulatory assessment expense was due to an 192 basis point increase in the FDIC’s Uniform Assessment rate which negatively impacted the Company’s regulatory expenses.
The increase in office and operations expense was due to higher business development expenses incurred during the current quarter.
Income Taxes
The effective tax rate was 21.5% during the quarter ended June 30, 2023, compared to 20.5% during the linked quarter and 18.4% during the quarter ended June 30, 2022. The effective tax rate for the current quarter was higher due to increased state tax compared to the linked quarter and the quarter ended June 30, 2022.
Financial Condition
Loans
•Total LHFI at June 30, 2023, were $7.62 billion, an increase of $246.9 million, or 3.3%, from $7.38 billion at March 31, 2023, and an increase of $2.09 billion, or 37.9%, compared to June 30, 2022.
•Mortgage warehouse lines of credit totaled $537.6 million at June 30, 2023, an increase of $200.1 million, or 59.3%, compared to the linked quarter.
•Total real estate loans were $5.08 billion at June 30, 2023, an increase of $161.5 million, or 3.3%, from the linked quarter, with construction/land/land development loan growth contributing $73.6 million of the total real estate loan growth.
•Total commercial and industrial loans were $1.98 billion at June 30, 2023, a decrease of $114.1 million, or 5.5%, compared to the linked quarter.

Securities
•Total securities at June 30, 2023, were $1.55 billion, a decrease of $55.9 million, or 3.5%, compared to the linked quarter and a decrease of $262.2 million, or 14.4%, compared to June 30, 2022.
•The decrease was primarily due to maturities and calls, as well as normal principal paydowns, there were no sales of securities during the current quarter.
•Accumulated other comprehensive loss, net of taxes, primarily associated with the available for sale (“AFS”) portfolio, was $152.9 million at June 30, 2023, an increase of $14.4 million from the linked quarter.
•The weighted average effective duration for the total securities portfolio was 4.13 years as of June 30, 2023, compared to 4.17 years as of March 31, 2023.
Deposits
•Total deposits at June 30, 2023, were $8.49 billion, an increase of $315.7 million, or 3.9%, compared to the linked quarter, and represented an increase of $2.19 billion, or 34.7%, from June 30, 2022.
•The increase in the current quarter compared to the linked quarter was primarily due to increases of $387.9 million and $92.4 million in brokered deposits and non-brokered time deposits, respectively, which was partially offset by a $124.1 million decrease in noninterest-bearing deposits.
•At June 30, 2023, noninterest-bearing deposits as a percentage of total deposits were 25.0%, compared to 27.5% and 35.1% at March 31, 2023, and June 30, 2022, respectively.
•Uninsured/uncollateralized deposits totaled $2.84 billion at June 30, 2023, compared to $3.09 billion at March 31, 2023, representing 33.4% and 37.8% of total deposits at June 30, 2023 and March 31, 2023, respectively.
Borrowings
•FHLB advances and other borrowings at June 30, 2023, were $342.9 million, a decrease of $532.6 million, or 60.8%, compared to the linked quarter and represented a decrease of $551.7 million, or 61.7%, from June 30, 2022. The decrease was primarily due to the repayment of approximately $700.0 million in excess contingency liquidity borrowed during March 2023 and held for the majority of the quarter ended June 30, 2023.
•Average FHLB advances were $599.2 million for the quarter ended June 30, 2023, an increase of $167.0 million, or 38.6%, from $432.2 million for the quarter ended March 31, 2023 and an increase of $189.3 million, or 46.2%, from June 30, 2022.
Stockholders’ Equity
•Stockholders’ equity was $997.9 million at June 30, 2023, an increase of $5.3 million, or 0.5%, compared to $992.6 million at March 31, 2023, and an increase of $351.5 million, or 54.4%, compared to $646.4 million, at June 30, 2022.
•The increase in stockholders’ equity from the linked quarter is primarily due to net income of $21.8 million, partially offset by an increase in accumulated other comprehensive loss, net of tax, of $14.4 million and dividends declared of $4.7 million during the current quarter.
Conference Call
Origin will hold a conference call to discuss its second quarter 2023 results on Thursday, July 27, 2023, at 8:00 a.m. Central Time (9:00 a.m. Eastern Time). To participate in the live conference call, please dial +1 (929) 272-1574 (U.S. Local / International 1); +1 (857) 999-3259 (U.S. Local / International 2); +1 (800) 528-1066 (U.S. Toll Free), enter Conference ID: 35632 and request to be joined into the Origin Bancorp, Inc. (OBK) call. A simultaneous audio-only webcast may be accessed via Origin’s website at www.origin.bank under the investor relations, News & Events, Events & Presentations link or directly by visiting https://dealroadshow.com/e/ORIGINQ223.

If you are unable to participate during the live webcast, the webcast will be archived on the Investor Relations section of Origin’s website at www.origin.bank, under Investor Relations, News & Events, Events & Presentations.
About Origin
Origin Bancorp, Inc. is a financial holding company headquartered in Ruston, Louisiana. Origin’s wholly owned bank subsidiary, Origin Bank, was founded in 1912 in Choudrant, Louisiana. Deeply rooted in Origin’s history is a culture committed to providing personalized, relationship banking to businesses, municipalities, and personal clients to enrich the lives of the people in the communities it serves. Origin provides a broad range of financial services and currently operates 61 banking centers located in Dallas/Fort Worth, East Texas, Houston, North Louisiana and Mississippi. For more information, visit www.origin.bank.

Non-GAAP Financial Measures
Origin reports its results in accordance with generally accepted accounting principles in the United States of America ("GAAP"). However, management believes that certain supplemental non-GAAP financial measures may provide meaningful information to investors that is useful in understanding Origin's results of operations and underlying trends in its business. However, non-GAAP financial measures are supplemental and should be viewed in addition to, and not as an alternative for, Origin's reported results prepared in accordance with GAAP. The following are the non-GAAP measures used in this release: adjusted net income, adjusted PTPP earnings, adjusted diluted EPS, NIM-FTE, adjusted, adjusted ROAA, adjusted PTPP ROAA, adjusted ROAE, adjusted PTPP ROAE, tangible book value per common share, adjusted tangible book value per common share, tangible common equity to tangible assets, ROATCE, adjusted ROATCE and adjusted efficiency ratio.
Please see the last few pages of this release for reconciliations of non-GAAP measures to the most directly comparable financial measures calculated in accordance with GAAP.

Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information regarding Origin’s future financial performance, business and growth strategies, projected plans and objectives, and any expected purchases of its outstanding common stock, and related transactions and other projections based on macroeconomic and industry trends, including changes to interest rates by the Federal Reserve and the resulting impact on Origin’s results of operations, estimated forbearance amounts and expectations regarding the Company’s liquidity, including in connection with advances obtained from the FHLB, which are all subject to change and may be inherently unreliable due to the multiple factors that impact broader economic and industry trends, and any such changes may be material. Such forward-looking statements are based on various facts and derived utilizing important assumptions and current expectations, estimates and projections about Origin and its subsidiaries, any of which may change over time and some of which may be beyond Origin’s control. Statements or statistics preceded by, followed by or that otherwise include the words “assumes,” “anticipates,” “believes,” “estimates,” “expects,” “foresees,” “intends,” “plans,” “projects,” and similar expressions or future or conditional verbs such as “could,” “may,” “might,” “should,” “will,” and “would” and variations of such terms are generally forward-looking in nature and not historical facts, although not all forward-looking statements include the foregoing words. Further, certain factors that could affect Origin’s future results and cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to: potential impacts of the recent adverse developments in the banking industry highlighted by high-profile bank failures, including impacts on customer confidence, deposit outflows, liquidity and the regulatory response thereto; the impact of current and future economic conditions generally and in the financial services industry, nationally and within Origin’s primary market areas, including the effects of declines in the real estate market, high unemployment rates, inflationary pressures, elevated interest rates and slowdowns in economic growth, as well as the financial stress on borrowers and changes to customer and client behavior as a result of the foregoing; deterioration of Origin’s asset quality; factors that can impact the performance of Origin’s loan portfolio, including real estate values and liquidity in Origin’s primary market areas; the financial health of Origin’s commercial borrowers and the success of construction projects that Origin finances; changes in the value of collateral securing Origin’s loans; developments in our mortgage banking business, including loan modifications, general demand, and the effects of judicial or regulatory requirements or guidance; Origin’s ability to anticipate interest rate changes and manage interest rate risk, (including the impact of higher interest rates on macroeconomic conditions, competition, and the cost of doing business); the effectiveness of Origin’s risk management framework and quantitative models; Origin’s inability to receive dividends from Origin Bank and to service debt, pay dividends to Origin’s common stockholders, repurchase Origin’s shares of common stock and satisfy obligations as they become due; the impact of labor pressures; changes in Origin’s operation or expansion strategy or Origin’s ability to prudently manage its growth and execute its strategy; changes in management personnel; Origin’s ability to maintain important customer relationships, reputation or otherwise avoid liquidity risks; increasing costs as Origin grows deposits; operational risks associated with Origin’s business; volatility and direction of market interest rates; significant turbulence or a disruption in the capital or financial markets and the effect of a fall in stock market prices on our investment securities; increased competition in the financial services industry, particularly from regional and national institutions, as well as from fintech companies; difficult market conditions and unfavorable economic trends in the United States generally, and particularly in the market areas in which Origin operates and in which its loans are concentrated; an increase in unemployment levels and slowdowns in economic growth; Origin’s level of nonperforming assets and the costs associated with resolving any problem loans including litigation and other costs; the credit risk associated with the substantial amount of commercial real estate, construction and land development, and commercial loans in Origin’s loan portfolio; changes in laws, rules, regulations, interpretations or policies relating to financial institutions, and potential expenses associated with complying with such regulations; periodic changes to the extensive body of accounting rules and best practices; further government intervention in the U.S. financial system; a deterioration of the credit rating for U.S. long-term sovereign debt or actions that the U.S. government may take to avoid exceeding the debt ceiling; compliance with governmental and regulatory requirements, including the Dodd-Frank Wall Street Reform and Consumer Protection Act and others relating to banking, consumer protection, securities, and tax matters; Origin’s ability to comply with applicable capital and liquidity requirements, including its ability to generate liquidity internally or raise capital on favorable terms, including continued access to the debt and equity capital markets; changes in the utility of Origin’s non-GAAP liquidity measurements and its underlying assumptions or estimates; uncertainty regarding the transition away from the London Interbank Offered Rate and the impact of any replacement alternatives such as the Secured Overnight Financing Rate on Origin’s business; possible changes in trade, monetary and fiscal policies, laws and regulations and other activities of governments, agencies and similar organizations; natural disasters and adverse weather events, acts of terrorism, an outbreak of hostilities (including the impacts related to or resulting from Russia's military action in Ukraine, including the imposition of additional sanctions and export controls, as well as the broader impacts to financial markets and the global macroeconomic and geopolitical environments), regional or national protests and civil unrest (including any resulting branch closures or property damage), widespread illness or public health outbreaks or other international or domestic calamities, and other matters beyond Origin’s control; the impact of generative artificial intelligence; and system failures, cybersecurity threats or security breaches and the cost of defending against them. For a discussion of these and other risks that may cause actual results to differ from expectations, please refer to the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in Origin’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission and any updates to those sections set forth in Origin’s subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. If one or more events related to these or other risks or uncertainties materialize, or if Origin’s underlying assumptions prove to be incorrect, actual results may differ materially from what Origin anticipates. Accordingly, you should not place undue reliance on any forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and Origin does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.
New risks and uncertainties arise from time to time, and it is not possible for Origin to predict those events or how they may affect Origin. In addition, Origin cannot assess the impact of each factor on Origin’s business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements, expressed or implied, included in this communication are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Origin or persons acting on Origin’s behalf may issue. Annualized, pro forma, adjusted, projected, and estimated numbers are used for illustrative purposes only, are not forecasts, and may not reflect actual results.
Contact:
Investor Relations
Chris Reigelman
318-497-3177
chris@origin.bank

Media Contact
Ryan Kilpatrick
318-232-7472
rkilpatrick@origin.bank

Origin Bancorp, Inc.
Selected Quarterly Financial Data
(Unaudited)

	Three Months Ended
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022

Income statement and share amounts	(Dollars in thousands, except per share amounts)
Net interest income	$75,291	$77,147	$84,749	$78,523	$59,504
Provision for credit losses	4,306	6,197	4,624	16,942	3,452
Noninterest income	15,636	16,384	13,429	13,723	14,216
Noninterest expense	58,887	56,760	57,254	56,241	44,150
Income before income tax expense	27,734	30,574	36,300	19,063	26,118
Income tax expense	5,974	6,272	6,822	2,820	4,807
Net income	$21,760	$24,302	$29,478	$16,243	$21,311
Adjusted net income(1)	$21,388	$24,188	$30,409	$31,087	$21,949
Adjusted PTPP earnings(1)	31,569	36,627	42,103	39,905	30,377
Basic earnings per common share	0.71	0.79	0.96	0.57	0.90
Diluted earnings per common share	0.70	0.79	0.95	0.57	0.90
Adjusted diluted earnings per common share(1)	0.69	0.78	0.99	1.09	0.92
Dividends declared per common share	0.15	0.15	0.15	0.15	0.15
Weighted average common shares outstanding - basic	30,791,397	30,742,902	30,674,389	28,298,984	23,740,611
Weighted average common shares outstanding - diluted	30,872,834	30,882,156	30,867,511	28,481,619	23,788,164

Balance sheet data
Total LHFI	$7,622,689	$7,375,823	$7,090,022	$6,882,681	$5,528,093
Total assets	10,165,163	10,358,516	9,686,067	9,462,639	8,111,524
Total deposits	8,490,043	8,174,310	7,775,702	7,777,327	6,303,158
Total stockholders’ equity	997,859	992,587	949,943	907,024	646,373

Performance metrics and capital ratios
Yield on LHFI	6.18%	6.03%	5.63%	4.94%	4.26%
Yield on interest-earnings assets	5.50	5.31	4.96	4.23	3.53
Cost of interest-bearing deposits	3.05	2.49	1.54	0.64	0.29
Cost of total deposits	2.26	1.75	1.02	0.41	0.19
NIM - fully tax equivalent ("FTE")	3.16	3.44	3.81	3.68	3.23
NIM - FTE, adjusted(2)	3.14	3.36	3.73	3.61	3.20
Return on average assets (annualized) ("ROAA")	0.86	1.01	1.23	0.70	1.08
Adjusted ROAA (annualized)(1)	0.84	1.00	1.27	1.34	1.11
Adjusted PTPP ROAA (annualized)(1)	1.24	1.52	1.75	1.72	1.53
Return on average stockholders’ equity (annualized) ("ROAE")	8.76	10.10	12.80	6.86	12.81
Adjusted ROAE (annualized)(1)	8.61	10.05	13.20	13.14	13.19
Adjusted PTPP ROAE (annualized)(1)	12.70	15.22	18.28	16.86	18.26
Book value per common share(3)	$32.33	$32.25	$30.90	$29.58	$27.15
Tangible book value per common share (1)(3)	26.71	26.53	25.09	23.41	25.05
Adjusted tangible book value per common share(1)	31.66	31.03	30.29	29.13	29.92
Return on average tangible common equity (annualized) ("ROATCE")(1)	10.62%	12.34%	16.00%	8.03%	13.86%
Adjusted return on average tangible common equity (annualized) ("adjusted ROATCE")(1)	10.44	12.29	16.50	15.38	14.27
Efficiency ratio(4)	64.76	60.69	58.32	60.97	59.89
Adjusted efficiency ratio(1)	61.17	58.64	53.06	52.16	54.10

Origin Bancorp, Inc.
Selected Quarterly Financial Data- Continued
(Unaudited)

	Three Months Ended
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022

	(Dollars in thousands, except per share amounts)
Common equity tier 1 to risk-weighted assets(5)	11.01%	11.08%	10.93%	10.51%	10.81%
Tier 1 capital to risk-weighted assets(5)	11.19	11.27	11.12	10.70	10.95
Total capital to risk-weighted assets(5)	14.11	14.30	14.23	13.79	14.09
Tier 1 leverage ratio(5)	9.65	9.79	9.66	9.63	9.09
__________________________

(1)Adjusted net income, adjusted PTPP earnings, adjusted diluted earnings per common share, adjusted ROAA, adjusted PTPP ROAA, adjusted ROAE, adjusted PTPP ROAE, tangible book value per common share, adjusted tangible book value per common share, ROATCE, adjusted ROATCE and adjusted efficiency ratio are either non-GAAP financial measures or use a non-GAAP contributor in the formula. For a reconciliation of these alternative financial measures to their comparable GAAP measures, please see the last few pages of this release.
(2)NIM - FTE, adjusted, is a non-GAAP financial measure and is calculated for the quarters ended June 30, 2023, March 31, 2023, December 31, 2022, and September 30, 2022, by removing the net purchase accounting accretion from the net interest income. For periods prior to September 30, 2022, it is calculated by removing average PPP loans from average interest-earning assets and removing the associated interest income (net of 35 basis points assumed cost of funds on average PPP loan balances) from net interest income.
(3)An increase in accumulated other comprehensive loss negatively impacted total stockholders' equity, tangible common equity, book value and tangible book value per common share primarily due to the movement of the short end of the yield curve and its impact on our investment portfolio.
(4)Calculated by dividing noninterest expense by the sum of net interest income plus noninterest income.
(5)June 30, 2023, ratios are estimated and calculated at the Company level, which is subject to the capital adequacy requirements of the Federal Reserve Board.

Origin Bancorp, Inc.
Selected Year-to-Date Financial Data
(Unaudited)

	Six Months Ended June 30,
(Dollars in thousands, except per share amounts)	2023	2022

Income statement and share amounts
Net interest income	$152,438	$112,006
Provision for credit losses	10,503	3,125
Noninterest income	32,020	30,122
Noninterest expense	115,647	86,924
Income before income tax expense	58,308	52,079
Income tax expense	12,246	10,085
Net income	$46,062	$41,994
Adjusted net income(1)	$45,576	$43,083
Adjusted PTPP earnings(1)	68,196	56,582
Basic earnings per common share	1.50	1.77
Diluted earnings per common share	1.49	1.77
Adjusted diluted earnings per common share(1)	1.48	1.81
Dividends declared per common share	0.30	0.28
Weighted average common shares outstanding - basic	30,767,283	23,720,874
Weighted average common shares outstanding - diluted	30,881,072	23,780,939

Performance metrics
Yield on LHFI	6.11%	4.17%
Yield on interest-earning assets	5.41	3.33
Cost of interest-bearing deposits	2.78	0.27
Cost of total deposits	2.01	0.18
NIM, FTE	3.29	3.04
NIM - FTE, adjusted(2)	3.25	2.98
ROAA	0.93	1.06
Adjusted ROAA(1)	0.92	1.09
Adjusted PTPP ROAA(1)	1.38	1.43
ROAE	9.42	12.19
Adjusted ROAE(1)	9.32	12.51
Adjusted PTPP ROAE(1)	13.94	16.42
ROATCE(1)	11.47	13.15
Adjusted ROATCE(1)	11.34	13.49
Efficiency ratio(3)	62.70	61.16
Adjusted efficiency ratio(1)	59.89	56.36
____________________________
(1)Adjusted net income, adjusted PTPP earnings, adjusted diluted earnings per common share, adjusted ROAA, adjusted PTPP ROAA, adjusted ROAE, adjusted PTPP ROAE, ROATCE, adjusted ROATCE and adjusted efficiency ratio are either non-GAAP financial measures or use a non-GAAP contributor in the formula. For a reconciliation of these alternative financial measures to their comparable GAAP measures, please see the last few pages of this release.
(2)NIM - FTE, adjusted, is a non-GAAP financial measure and is calculated for the six months ended June 30, 2023, by removing the net purchase accounting accretion from the net interest income. For the six months ended June 30, 2022, it is calculated by removing average PPP loans from average interest-earning assets and removing the associated interest income (net of 35 basis points assumed cost of funds on average PPP loan balances) from net interest income.
(3)Calculated by dividing noninterest expense by the sum of net interest income plus noninterest income.

Origin Bancorp, Inc.
Consolidated Quarterly Statements of Income
(Unaudited)

	Three Months Ended
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022

Interest and dividend income	(Dollars in thousands, except per share amounts)
Interest and fees on loans	$115,442	$106,496	$99,178	$79,803	$55,986
Investment securities-taxable	8,303	8,161	7,765	7,801	7,116
Investment securities-nontaxable	1,283	1,410	2,128	2,151	1,493
Interest and dividend income on assets held in other financial institutions	7,286	4,074	2,225	1,482	1,193
Total interest and dividend income	132,314	120,141	111,296	91,237	65,788
Interest expense
Interest-bearing deposits	46,530	34,557	19,820	7,734	3,069
FHLB advances and other borrowings	7,951	5,880	4,208	2,717	1,392
Subordinated indebtedness	2,542	2,557	2,519	2,263	1,823
Total interest expense	57,023	42,994	26,547	12,714	6,284
Net interest income	75,291	77,147	84,749	78,523	59,504
Provision for credit losses	4,306	6,197	4,624	16,942	3,452
Net interest income after provision for credit losses	70,985	70,950	80,125	61,581	56,052
Noninterest income
Insurance commission and fee income	6,185	7,011	5,054	5,666	5,693
Service charges and fees	4,722	4,571	4,663	4,734	4,274
Mortgage banking revenue (loss)	1,402	1,781	1,201	(929)	2,354
Other fee income	970	942	1,132	1,162	638
Swap fee income	331	384	292	25	1
Gain on sales of securities, net	—	144	—	1,664	—
Limited partnership investment income (loss)	231	66	(230)	112	282
Gain (loss) on sales and disposals of other assets, net	(111)	63	34	70	(279)
Other income	1,906	1,422	1,283	1,219	1,253
Total noninterest income	15,636	16,384	13,429	13,723	14,216
Noninterest expense
Salaries and employee benefits	34,533	33,731	33,339	31,834	27,310
Occupancy and equipment, net	6,578	6,503	5,863	5,399	4,514
Data processing	2,837	2,916	2,868	2,689	2,413
Intangible asset amortization	2,552	2,553	2,554	1,872	525
Office and operations	2,716	2,303	2,277	2,121	2,162
Professional services	1,557	1,525	1,145	1,188	420
Loan-related expenses	1,256	1,465	1,676	1,599	1,517
Advertising and marketing	1,469	1,456	1,505	1,196	859
Electronic banking	1,216	1,009	1,058	1,087	896
Franchise tax expense	897	975	1,017	957	838
Regulatory assessments	1,732	951	1,242	877	802
Communications	407	384	434	279	252
Merger-related expense	—	—	1,179	3,614	807
Other expenses	1,137	989	1,097	1,529	835
Total noninterest expense	58,887	56,760	57,254	56,241	44,150
Income before income tax expense	27,734	30,574	36,300	19,063	26,118
Income tax expense	5,974	6,272	6,822	2,820	4,807
Net income	$21,760	$24,302	$29,478	$16,243	$21,311
Basic earnings per common share	$0.71	$0.79	$0.96	$0.57	$0.90
Diluted earnings per common share	0.70	0.79	0.95	0.57	0.90

Origin Bancorp, Inc.
Consolidated Balance Sheets
(Unaudited)

(Dollars in thousands)	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Assets
Cash and due from banks	$127,576	$117,309	$150,180	$118,505	$123,499
Interest-bearing deposits in banks	338,414	707,802	208,792	181,965	200,421
Total cash and cash equivalents	465,990	825,111	358,972	300,470	323,920
Securities:
AFS	1,535,702	1,591,334	1,641,484	1,672,170	1,804,370
Held to maturity, net of allowance for credit losses	11,234	11,191	11,275	11,285	4,288
Securities carried at fair value through income	6,106	6,413	6,368	6,347	6,630
Total securities	1,553,042	1,608,938	1,659,127	1,689,802	1,815,288
Non-marketable equity securities held in other financial institutions	58,446	77,036	67,378	53,899	76,822
Loans held for sale	15,198	29,143	49,957	59,714	62,493
Loans	7,622,689	7,375,823	7,090,022	6,882,681	5,528,093
Less: ALCL	94,353	92,008	87,161	83,359	63,123
Loans, net of ALCL	7,528,336	7,283,815	7,002,861	6,799,322	5,464,970
Premises and equipment, net	105,501	104,047	100,201	99,291	81,950
Mortgage servicing rights	19,086	18,261	20,824	21,654	22,127
Cash surrender value of bank-owned life insurance	39,467	39,253	39,040	38,885	38,742
Goodwill	128,679	128,679	128,679	136,793	34,153
Other intangible assets, net	44,724	47,277	49,829	52,384	15,900
Accrued interest receivable and other assets	206,694	196,956	209,199	210,425	175,159
Total assets	$10,165,163	$10,358,516	$9,686,067	$9,462,639	$8,111,524
Liabilities and Stockholders’ Equity
Noninterest-bearing deposits	$2,123,699	$2,247,782	$2,482,475	$2,667,489	$2,214,919
Interest-bearing deposits	4,738,460	4,779,023	4,505,940	4,361,423	3,598,417
Time deposits	1,627,884	1,147,505	787,287	748,415	489,822
Total deposits	8,490,043	8,174,310	7,775,702	7,777,327	6,303,158
FHLB advances and other borrowings	342,861	875,502	639,230	450,456	894,581
Subordinated indebtedness	196,746	201,845	201,765	201,687	157,540
Accrued expenses and other liabilities	137,654	114,272	119,427	126,145	109,872
Total liabilities	9,167,304	9,365,929	8,736,124	8,555,615	7,465,151
Stockholders’ equity:
Common stock	154,331	153,904	153,733	153,309	119,038
Additional paid-in capital	524,302	522,124	520,669	518,376	244,368
Retained earnings	472,105	455,040	435,416	410,572	398,946
Accumulated other comprehensive loss	(152,879)	(138,481)	(159,875)	(175,233)	(115,979)
Total stockholders’ equity	997,859	992,587	949,943	907,024	646,373
Total liabilities and stockholders’ equity	$10,165,163	$10,358,516	$9,686,067	$9,462,639	$8,111,524

Origin Bancorp, Inc.
Loan Data
(Unaudited)

	At and For the Three Months Ended
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022

LHFI	(Dollars in thousands)
Owner occupied commercial real estate	$915,861	$855,887	$843,006	$800,981	$609,358
Non-owner occupied commercial real estate	1,512,303	1,529,513	1,461,672	1,373,366	1,299,696
Construction/land/land development	1,022,239	948,626	945,625	853,311	635,556
Residential real estate	1,633,658	1,588,491	1,477,538	1,399,182	1,005,623
Total real estate loans	5,084,061	4,922,517	4,727,841	4,426,840	3,550,233
Commercial and industrial	1,977,028	2,091,093	2,051,161	1,967,037	1,430,239
Mortgage warehouse lines of credit	537,627	337,529	284,867	460,573	531,888
Consumer	23,973	24,684	26,153	28,231	15,733
Total LHFI	7,622,689	7,375,823	7,090,022	6,882,681	5,528,093
Less: allowance for loan credit losses ("ALCL")	94,353	92,008	87,161	83,359	63,123
LHFI, net	$7,528,336	$7,283,815	$7,002,861	$6,799,322	$5,464,970

Nonperforming assets
Nonperforming LHFI
Commercial real estate	$3,510	$3,100	$526	$431	$224
Construction/land/land development	183	226	270	366	373
Residential real estate	16,345	8,969	7,712	7,641	7,478
Commercial and industrial	13,480	4,730	1,383	5,134	5,930
Mortgage warehouse lines of credit	—	—	—	385	—
Consumer	91	53	49	74	80
Total nonperforming LHFI	33,609	17,078	9,940	14,031	14,085
Nonperforming loans held for sale	—	4,646	3,933	2,698	2,461
Total nonperforming loans	33,609	21,724	13,873	16,729	16,546
Repossessed assets	908	806	806	1,781	2,009
Total nonperforming assets	$34,517	$22,530	$14,679	$18,510	$18,555
Classified assets	$85,206	$86,975	$75,009	$71,562	$54,124
Past due LHFI(1)	19,836	11,498	10,932	10,866	7,186

Allowance for loan credit losses
Balance at beginning of period	$92,008	$87,161	$83,359	$63,123	$62,173
Provision for loan credit losses	4,264	6,158	3,982	15,787	2,503
ALCL - BTH merger	—	—	—	5,527	—
Loans charged off	2,751	2,293	2,537	1,628	2,192
Loan recoveries	832	982	2,357	550	639
Net charge-offs	1,919	1,311	180	1,078	1,553
Balance at end of period	$94,353	$92,008	$87,161	$83,359	$63,123

Origin Bancorp, Inc.
Loan Data - Continued
(Unaudited)

	At and For the Three Months Ended
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022
Credit quality ratios	(Dollars in thousands)
Total nonperforming assets to total assets	0.34%	0.22%	0.15%	0.20%	0.23%
Total nonperforming loans to total loans	0.44	0.29	0.19	0.24	0.30
Nonperforming LHFI to LHFI	0.44	0.23	0.14	0.20	0.25
Past due LHFI to LHFI	0.26	0.16	0.15	0.16	0.13
ALCL to nonperforming LHFI	280.74	538.75	876.87	594.11	448.16
ALCL to total LHFI	1.24	1.25	1.23	1.21	1.14
ALCL to total LHFI, adjusted(2)	1.32	1.30	1.28	1.29	1.25
Net charge-offs to total average LHFI (annualized)	0.10	0.07	0.01	0.07	0.12
____________________________
(1)Past due LHFI are defined as loans 30 days or more past due.
(2)The ALCL to total LHFI, adjusted is calculated for all periods after June 30, 2022, by excluding the ALCL for warehouse loans from the total LHFI ALCL in the numerator and excluding the warehouse loans from the LHFI in the denominator. For periods at June 30, 2022, and prior, it is calculated by excluding the ALCL for warehouse loans from the total LHFI ALCL in the numerator and excluding the PPP and warehouse loans from the LHFI in the denominator. Due to their low-risk profile, mortgage warehouse loans require a disproportionately low allocation of the ALCL and PPP loans are fully guaranteed by the SBA.

Origin Bancorp, Inc.
Average Balances and Yields/Rates
(Unaudited)

	Three Months Ended
	June 30, 2023		March 31, 2023		June 30, 2022
	Average Balance	Yield/Rate	Average Balance	Yield/Rate	Average Balance	Yield/Rate

Assets	(Dollars in thousands)
Commercial real estate	$2,406,625	5.56%	$2,342,545	5.37%	$1,828,700	4.17%
Construction/land/land development	972,032	6.70	974,914	6.48	587,872	4.52
Residential real estate	1,615,211	4.91	1,519,325	4.85	966,363	4.30
Commercial and industrial ("C&I")	2,059,285	7.59	2,070,356	7.42	1,398,802	4.26
Mortgage warehouse lines of credit	396,348	6.49	213,201	5.72	444,851	4.10
Consumer	24,812	7.26	26,017	8.10	15,979	6.03
LHFI	7,474,313	6.18	7,146,358	6.03	5,242,567	4.26
Loans held for sale	22,504	4.28	26,140	4.34	37,678	3.69
Loans receivable	7,496,817	6.18	7,172,498	6.02	5,280,245	4.25
Investment securities-taxable	1,371,361	2.43	1,395,857	2.37	1,610,400	1.77
Investment securities-nontaxable	220,345	2.33	238,145	2.40	258,178	2.32
Non-marketable equity securities held in other financial institutions	79,143	5.92	71,089	3.72	51,052	4.79
Interest-bearing balances due from banks	476,555	5.15	300,795	4.61	277,800	0.84
Total interest-earning assets	9,644,221	5.50	9,178,384	5.31	7,477,675	3.53
Noninterest-earning assets(1)	546,135		605,218		467,045
Total assets	$10,190,356		$9,783,602		$7,944,720

Liabilities and Stockholders’ Equity
Liabilities
Interest-bearing liabilities
Savings and interest-bearing transaction accounts	$4,740,963	2.90%	$4,648,397	2.47%	$3,767,275	0.26%
Time deposits	1,378,659	3.56	976,905	2.58	503,325	0.49
Total interest-bearing deposits	6,119,622	3.05	5,625,302	2.49	4,270,600	0.29
FHLB advances and other borrowings	606,148	5.26	457,478	5.21	417,121	1.34
Subordinated indebtedness	200,160	5.09	201,809	5.14	157,517	4.64
Total interest-bearing liabilities	6,925,930	3.30	6,284,589	2.77	4,845,238	0.52
Noninterest-bearing liabilities
Noninterest-bearing deposits	2,139,973		2,392,176		2,288,732
Other liabilities(1)	127,630		130,793		143,427
Total liabilities	9,193,533		8,807,558		7,277,397
Stockholders’ Equity	996,823		976,044		667,323
Total liabilities and stockholders’ equity	$10,190,356		$9,783,602		$7,944,720
Net interest spread		2.20%		2.54%		3.01%
NIM		3.13		3.41		3.19
NIM - FTE(2)		3.16		3.44		3.23
NIM - FTE, adjusted(3)		3.14		3.36		3.23
____________________________
(1)Includes Government National Mortgage Association (“GNMA”) repurchase average balances of zero, $4.4 million, and $35.8 million for the three months ended June 30, 2023, March 31, 2023, and June 30, 2022, respectively. The GNMA repurchase asset and liability are recorded as equal offsetting amounts in the consolidated balance sheets, with the asset included in Loans held for sale and the liability included in FHLB advances and other borrowings. During the quarter ended December 31, 2022, the Company entered into a contract to sell the servicing of these GNMA loans to a third party which closed during the quarter ended March 31, 2023.
(2)In order to present pre-tax income and resulting yields on tax-exempt investments comparable to those on taxable investments, a tax-equivalent adjustment has been computed. This adjustment also includes income tax credits received on Qualified School Construction Bonds.
(3)NIM - FTE, adjusted, is calculated for the quarters ended June 30, 2023, and March 31, 2023, by removing the net purchase accounting accretion from the net interest income. For the quarter ended June 30, 2022, it is calculated by removing average PPP loans from average interest-earning assets and removing the associated interest income (net of 35 basis points assumed cost of funds on average PPP loan balances) from net interest income.

Origin Bancorp, Inc.
Non-GAAP Financial Measures
(Unaudited)

	At and For the Three Months Ended
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022

	(Dollars in thousands, except per share amounts)
Calculation of adjusted net income:
Net interest income after provision for credit losses	$70,985	$70,950	$80,125	$61,581	$56,052
Add: CECL provision for non-PCD loans	—	—	—	14,890	—
Adjusted net interest income after provision for credit losses	70,985	70,950	80,125	76,471	56,052

Total noninterest income	$15,636	$16,384	$13,429	$13,723	$14,216
Less: GNMA MSR impairment	—	—	—	(1,950)	—
Less: gain on sales of securities, net	—	144	—	1,664	—
Less: gain on sub-debt repurchase	471	—	—	—	—
Adjusted total noninterest income	15,165	16,240	13,429	14,009	14,216

Total noninterest expense	$58,887	$56,760	$57,254	$56,241	$44,150
Less: merger-related expenses	—	—	1,179	3,614	807
Adjusted total noninterest expense	58,887	56,760	56,075	52,627	43,343

Income tax expense	$5,974	$6,272	$6,822	$2,820	$4,807
Add: income tax expense on adjustment items	(99)	(30)	248	3,946	169
Adjusted income tax expense	5,875	6,242	7,070	6,766	4,976

Net income	$21,760	$24,302	$29,478	$16,243	$21,311
Adjusted net income	$21,388	$24,188	$30,409	$31,087	$21,949

Calculation of adjusted PTPP earnings:
Provision for credit losses	$4,306	$6,197	$4,624	$16,942	$3,452
Less: CECL provision for non-PCD loans	—	—	—	14,890	—
Adjusted provision for credit losses	$4,306	$6,197	$4,624	$2,052	$3,452

Adjusted net income	$21,388	$24,188	$30,409	$31,087	$21,949
Add: adjusted provision for credit losses	4,306	6,197	4,624	2,052	3,452
Add: adjusted income tax expense	5,875	6,242	7,070	6,766	4,976
Adjusted PTPP Earnings	$31,569	$36,627	$42,103	$39,905	$30,377

Origin Bancorp, Inc.
Non-GAAP Financial Measures - Continued
(Unaudited)

	At and For the Three Months Ended
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022

	(Dollars in thousands, except per share amounts)
Calculation of adjusted dilutive EPS:
Numerator:
Adjusted net income	$21,388	$24,188	$30,409	$31,087	$21,949
Denominator:
Weighted average diluted common shares outstanding	30,872,834	30,882,156	30,867,511	28,481,619	23,788,164

Diluted earnings per share	$0.70	$0.79	$0.95	$0.57	$0.90
Adjusted diluted earnings per share	0.69	0.78	0.99	1.09	0.92

Calculation of adjusted ROAA and adjusted ROAE:
Adjusted net income	$21,388	$24,188	$30,409	$31,087	$21,949
Divided by number of days in the quarter	91	90	92	92	91
Multiplied by number of days in the year	365	365	365	365	365
Annualized adjusted net income	$85,787	$98,096	$120,644	$123,334	$88,037

Divided by total average assets	10,190,356	9,783,602	9,530,543	9,202,421	7,944,720
ROAA (annualized)	0.86%	1.01%	1.23%	0.70%	1.08%
Adjusted ROAA (annualized)	0.84	1.00	1.27	1.34	1.11

Divided by total average stockholders' equity	$996,823	$976,044	$913,850	$938,752	$667,323
ROAE (annualized)	8.76%	10.10%	12.80%	6.86%	12.81%
Adjusted ROAE (annualized)	8.61	10.05	13.20	13.14	13.19

Calculation of adjusted PTPP ROAA and adjusted PTPP ROAE:
Adjusted PTPP earnings	$31,569	$36,627	$42,103	$39,905	$30,377
Divided by number of days in the quarter	91	90	92	92	91
Multiplied by the number of days in the year	365	365	365	365	365
Adjusted PTPP earnings, annualized	$126,623	$148,543	$167,039	$158,319	$121,842

Divided by total average assets	$10,190,356	$9,783,602	$9,530,543	$9,202,421	$7,944,720
Adjusted PTPP ROAA(annualized)	1.24%	1.52%	1.75%	1.72%	1.53%

Divided by total average stockholders' equity	$996,823	$976,044	$913,850	$938,752	$667,323
Adjusted PTPP ROAE (annualized)	12.70%	15.22%	18.28%	16.86%	18.26%

Origin Bancorp, Inc.
Non-GAAP Financial Measures - Continued
(Unaudited)

	At and For the Three Months Ended
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022

	(Dollars in thousands, except per share amounts)
Calculation of tangible common equity to tangible common assets, book value per common share and adjusted tangible book value per common share:
Total assets	$10,165,163	$10,358,516	$9,686,067	$9,462,639	$8,111,524
Less: goodwill	128,679	128,679	128,679	136,793	34,153
Less: other intangible assets, net	44,724	47,277	49,829	52,384	15,900
Tangible assets	9,991,760	10,182,560	9,507,559	9,273,462	8,061,471

Total common stockholders’ equity	$997,859	$992,587	$949,943	$907,024	$646,373
Less: goodwill	128,679	128,679	128,679	136,793	34,153
Less: other intangible assets, net	44,724	47,277	49,829	52,384	15,900
Tangible common equity	824,456	816,631	771,435	717,847	596,320
Less: accumulated other comprehensive loss	(152,879)	(138,481)	(159,875)	(175,233)	(115,979)
Adjusted tangible common equity	977,335	955,112	931,310	893,080	712,299
Divided by common shares outstanding at the end of the period	30,866,205	30,780,853	30,746,600	30,661,734	23,807,677
Book value per common share	$32.33	$32.25	$30.90	$29.58	$27.15
Tangible book value per common share	26.71	26.53	25.09	23.41	25.05
Adjusted tangible book value per common share	31.66	31.03	30.29	29.13	29.92
Tangible common equity to tangible assets	8.25%	8.02%	8.11%	7.74%	7.40%

Calculation of ROATCE and adjusted ROATCE:
Net income	$21,760	$24,302	$29,478	$16,243	$21,311
Divided by number of days in the quarter	91	90	92	92	91
Multiplied by number of days in the year	365	365	365	365	365
Annualized net income	$87,279	$98,558	$116,951	$64,442	$85,478

Adjusted net income	$21,388	$24,188	$30,409	$31,087	$21,949
Divided by number of days in the quarter	91	90	92	92	91
Multiplied by number of days in the year	365	365	365	365	365
Annualized adjusted net income	$85,787	$98,096	$120,644	$123,334	$88,037

Total average common stockholders’ equity	$996,823	$976,044	$913,850	$938,752	$667,323
Less: average goodwill	128,679	128,679	131,302	95,696	34,153
Less: average other intangible assets, net	46,379	48,950	51,495	40,918	16,242
Average tangible common equity	821,765	798,415	731,053	802,138	616,928

ROATCE	10.62%	12.34%	16.00%	8.03%	13.86%
Adjusted ROATCE	10.44	12.29	16.50	15.38	14.27

Origin Bancorp, Inc.
Non-GAAP Financial Measures- Continued
(Unaudited)

	At and For the Three Months Ended
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022

	(Dollars in thousands, except per share amounts)
Calculation of adjusted efficiency ratio:
Total noninterest expense	$58,887	$56,760	$57,254	$56,241	$44,150
Less: insurance and mortgage noninterest expense	9,156	8,033	8,031	8,479	8,397
Less: merger-related expenses	—	—	1,179	3,614	807
Adjusted total noninterest expense	49,731	48,727	48,044	44,148	34,946

Net interest income	$75,291	$77,147	$84,749	$78,523	$59,504
Less: insurance and mortgage net interest income	1,574	1,493	1,376	1,208	1,082
Add: Total noninterest income	15,636	16,384	13,429	13,723	14,216
Less: insurance and mortgage noninterest income	7,587	8,792	6,255	4,737	8,047
Less: gain on sale of securities, net	—	144	—	1,664	—
Less: gain on sub-debt repurchase	471	—	—	—	—
Adjusted total revenue	81,295	83,102	90,547	84,637	64,591

Efficiency ratio	64.76%	60.69%	58.32%	60.97%	59.89%
Adjusted efficiency ratio	61.17	58.64	53.06	52.16	54.10

Origin Bancorp, Inc.
Non-GAAP Financial Measures - Continued
(Unaudited)

	Six Months Ended June 30,
	2023	2022

	(Dollars in thousands, except per share amounts)
Calculation of adjusted net income:
Net interest income after provision for credit losses	$141,935	$108,881

Total noninterest income	$32,020	$30,122
Less: gain on sales of securities, net	144	—
Less: gain on sub-debt repurchase	471	—
Adjusted total noninterest income	31,405	30,122

Total noninterest expense	$115,647	$86,924
Less: merger-related expense	—	1,378
Adjusted total noninterest expense	115,647	85,546

Income tax expense	$12,246	$10,085
Add: income tax expense on adjustment items	(129)	289
Adjusted income tax expense	12,117	10,374

Net Income	$46,062	$41,994
Adjusted net income	$45,576	$43,083

Calculation of adjusted PTPP earnings:
Provision for credit losses	$10,503	$3,125

Adjusted net income	$45,576	$43,083
Add: provision for credit losses	10,503	3,125
Add: adjusted income tax expense	12,117	10,374
Adjusted PTPP earnings	$68,196	$56,582

Calculation of adjusted dilutive EPS:
Numerator:
Adjusted net income	$45,576	$43,083
Denominator:
Weighted average diluted common shares outstanding	30,881,072	23,780,939
Diluted earnings per share	$1.49	$1.77
Adjusted diluted earnings per share	1.48	1.81

Origin Bancorp, Inc.
Non-GAAP Financial Measures - Continued
(Unaudited)

	Six Months Ended June 30,
	2023	2022

	(Dollars in thousands, except per share amounts)
Calculation of adjusted ROAA and adjusted ROAE:
Adjusted net income	$45,576	$43,083
Divided by the year-to-date number of days	181	181
Multiplied by number of days in the year	365	365
Annualized adjusted net income	$91,907	$86,880

Divided by total average assets	$9,988,103	$7,994,705
ROAA (annualized)	0.93%	1.06%
Adjusted ROAA (annualized)	0.92	1.09

Divided by total average stockholders' equity	$986,491	$694,761
ROAE (annualized)	9.42%	12.19%
Adjusted ROAE (annualized)	9.32	12.51

Calculation of adjusted PTPP ROAA and adjusted PTPP ROAE:
Adjusted PTPP Earnings	$68,196	$56,582
Divided by the year-to-date number of days	181	181
Multiplied by number of days in the year	365	365
Annualized adjusted PTPP Earnings	$137,522	$114,102

Divided by total average assets	$9,988,103	$7,994,705
Adjusted PTPP ROAA (annualized)	1.38%	1.43%

Divided by total average stockholders' equity	$986,491	$694,761
Adjusted PTPP ROAE (annualized)	13.94%	16.42%

Origin Bancorp, Inc.
Non-GAAP Financial Measures - Continued
(Unaudited)

	Six Months Ended June 30,
	2023	2022

	(Dollars in thousands, except per share amounts)
Calculation of ROATCE and adjusted ROATCE:
Net income	$46,062	$41,994
Divided by the year-to-date number of days	181	181
Multiplied by number of days in the year	365	365
Annualized net income	$92,887	$84,684

Adjusted net income	$45,576	$43,083
Divided by the year-to-date number of days	181	181
Multiplied by number of days in the year	365	365
Annualized adjusted net income	$91,907	$86,880

Total average common stockholders’ equity	$986,491	$694,761
Less: average goodwill	128,679	34,259
Less: average other intangible assets, net	47,657	16,507
Average tangible common equity	810,155	643,995

ROATCE	11.47%	13.15%
Adjusted ROATCE	11.34	13.49

Calculation of adjusted efficiency ratio:
Total noninterest expense	$115,647	$86,924
Less: insurance and mortgage noninterest expense	17,189	17,023
Less: merger-related expenses	—	1,378
Adjusted total noninterest expense	98,458	68,523

Net interest income	$152,438	$112,006
Less: insurance and mortgage net interest income	3,067	1,957
Add: total noninterest income	32,020	30,122
Less: insurance and mortgage noninterest income	16,379	18,599
Less: gain on sale of securities, net	144	—
Less: gain on sub-debt repurchase	471	—
Adjusted total revenue	164,397	121,572

Efficiency ratio	62.70%	61.16%
Adjusted efficiency ratio	59.89	56.36